Filed Pursuant to Rule 433

Registration Statement No. 333-163914

SL Green Realty Corp.
SL Green Operating Partnership, L.P.

Reckson Operating Partnership, L.P.

$250,000,000 5.000% Senior Notes due 2018

Pricing Term Sheet

August 2, 2011

Co-Obligors:	SL Green Realty Corp.
SL Green Operating Partnership, L.P.
Reckson Operating Partnership, L.P.

Expected Ratings (Moody’s/ S&P/ Fitch)*:	Ba1 (stable) / BBB- (stable) / BB+ (stable)

Security Type:	Senior Unsecured Notes

Principal Amount Offered:	$250,000,000

Trade Date:	August 2, 2011

Settlement Date:	August 5, 2011 (T+3)

Maturity Date:	August 15, 2018

Interest Payment Dates:	Semi-annually on February 15 and August 15 of each year, beginning on February 15, 2012

Benchmark Treasury:	2.25% due July 31, 2018

Benchmark Treasury Yield:	1.931%

Spread to Benchmark Treasury:	+310 bps

Coupon (per annum):	5.000%

Public Offering Price:	99.817%

Underwriting Discount:	1.000%

Re-offer Yield:	5.031%

Optional Redemption:	Make-whole call at any time prior to June 15, 2018, at the Treasury Rate plus 50 basis points;

On or after June 15, 2018 (60 days prior to the maturity date), the redemption price for the notes will equal 100% of the principal amount of the notes

Day Count Convention:	30/360

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP/ISIN:	75625AAC8 / US75625AAC80

Joint Book-Running Managers:	Wells Fargo Securities, LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Morgan Stanley & Co. LLC
Goldman, Sachs & Co.
J.P. Morgan Securities LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Co-Obligors have filed a registration statement (including a preliminary prospectus supplement and a prospectus) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates.  Before you invest, you should read the preliminary prospectus supplement for this offering, the Co-Obligors’ prospectus in that registration statement and any other documents the Co-Obligors have filed with the SEC for more complete information about the Co-Obligors and this offering.  You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov.  Alternatively, the Co-Obligors, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Wells Fargo Securities, LLC toll-free at 1-800-326-5897, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Morgan Stanley & Co. LLC toll free at 1-866-718-1649.

This pricing term sheet supplements the preliminary prospectus supplement issued by the Co-Obligors on August 2, 2011 relating to its prospectus dated June 17, 2011.